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                                                                EXHIBIT 99.1


                                        West Coast Entertainment Corporation
                                                            9998 Global Road
                                           Philadelphia, Pennsylvania  19115
                                                      Phone:  (215) 856-2560


FOR IMMEDIATE RELEASE

                  WEST COAST ENTERTAINMENT CORPORATION APPOINTS
                  TURNAROUND MANAGEMENT AMIDST CREDIT FACILITY
          DEFAULT, RECURRING LOSSES AND LIQUIDATION OF BUSINESS ASSETS

PHILADELPHIA, PA, January 9, 2001 -- West Coast Entertainment Corporation (OTCBB: WCEC), today announced that effective October 25, Gerard J. Leimkuhler became a director of the Company replacing the prior board members. Mr. Leimkuhler brings to the company broad experience in restructuring, divestitures and crisis management, having served as interim chief executive officer of Eagle Capital Corporation, a large mortgage lender in conventional and subprime markets, as Vice Chairman and Interim Chief Operating Officer of Medshares, Inc., and was Vice Chairman of Oxford First Corporation, a Philadelphia based real estate lender.

Effective November 1, Alan M. Jacobs was appointed a board member of the Company. Mr. Jacobs is a senior financial executive with more than 25 years of experience in business turnarounds and insolvency and corporate reorganizations. He was a founding member and former senior partner of Ernst & Young LLP's restructuring and reorganization practice, which he left in September 1999 to form AMJ Advisors LLC. Mr. Jacobs is the president of T&W Financial Corporation, a liquidating leasing company based in Tacoma. He is a Certified Public Accountant and a Certified Insolvency and Restructuring Advisor.

Also as of November 1, Messrs. Leimkuhler and Jacobs became officers of the Company. Mr. Leimkuhler is Co-Chief Executive Officer and President and Mr. Jacobs is Co-Chief Executive Officer, Secretary, and Treasurer.

The Company also noted that as disclosed in its Form 10-Q for the period ended May 7, 2000 (the "First Quarter 10-Q"), the Company has suffered recurring operating losses and has a working capital and stockholders deficit as of May 7, 2000. Those deficits have significantly increased since that time. The First Quarter 10-Q also stated that the Company was in default under its credit facility and that those factors raised substantial doubt as to the Company's ability to continue as a going concern. The report of the Company's independent auditors is so qualified.

The First Quarter 10-Q stated that on March 3, 2000, the Company entered into an agreement and plan of merger with Video City, Inc. ("Video City"). On August 24, 2000, Video City filed for protection from its creditors under the federal bankruptcy laws, as announced by the Company on August 25, 2000. The merger transaction has not been consummated, nor does the Company expect that it will be consummated.

The First Quarter 10-Q also reported that on January 12, 1999, the Company signed an amendment to its bank Agreement increasing the availability under its credit facility and providing certain credit enhancements. On October 22, 1999, the Company entered into the fourth amendment to its credit facility and on February 13, 2000, the Company signed a forbearance and fifth amendment to its credit facility whereby the bank group extended the effective maturity to August 31, 2000. There has been no further extension of the forbearance agreement since that time.


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On or about September 21, 2000, the Company notified the United States
Securities and Exchange Commission ("SEC") of the anticipated late filing of the Company's quarterly report on Form 10-Q for the period ended August 6, 2000 (the "Second Quarter 10-Q"). Since the notification, the Company has not filed the Second Quarter 10-Q or any other periodic reports with the SEC. At the present, Management does not expect the Company to be in a position to recommence regular periodic reporting with the SEC and intends to investigate the de-registration of its common stock and suspension of any further periodic reporting obligations.

Since the time of filing of the First Quarter 10-Q, the Company has sold 47 stores in the following transactions:

On October 19, 2000, the Company and its affiliates King Video Enterprises, Inc. and Video King of Browne County, Inc. sold 23 retail video stores in New York and Pennsylvania trading as "Video King" and "West Coast Video" to Video King Group, LLC for $5,100,000.

On November 30, 2000, the Company and its affiliate West Coast Entertainment Corporation of Indiana, Inc. sold 14 retail video stores in Indiana and Kentucky trading as "West Coast Video" to UBT Management LLC for $825,000.

On December 7, 2000, WCEC and its affiliates Video Giant, Inc. sold 10 retail video stores in Arkansas, Louisiana, Oklahoma and Texas trading as "West Coast Video" and "Video Giant" to Kenneth Stone for $2,700,000.

As a result of these sales, the Company has realized proceeds of $8,625,000. These proceeds have been applied to reduce bank debt, pay the costs of the transactions and fund the Company's continued operations.

On January 8, 2000, the Company sold 7 operating retail video stores and the inventory of 2 closed stores to Donald Weiss for $875,000. These proceeds will be applied to reduce bank debt, pay the costs of the transaction and fund the Company's continued operations.

In addition, the Company has entered into an asset purchase agreement with Video One Liquidators Division ("VOL") pursuant to which VOL will purchase and liquidate the inventory of approximately 83 retail store locations. The Company expects to realize proceeds in the approximate amount of $2,490,000 as a result of its agreement with VOL which will be applied to reduce bank debt, pay the costs of the transaction and fund the Company's continued operations.

The Company continues to seek to sell additional stores. There can be no assurance that the Company will be successful in selling additional stores or that the proceeds received from these sales together with the proceeds from previous sales of stores will be sufficient to satisfy the Company's obligations. In the event that they are not sufficient, the Company may be forced to seek protection from its creditors under the federal bankruptcy laws.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, such as statements of the Company's plans, activities, expectations and intentions, that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the ability to consummate sales of stores and the terms of such sales; the demand for video tapes, both rental and sales, which may be affected by seasonal factors, weather, the level of home viewing; competition from other retailers; the Company's ability to remain in compliance

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with or obtain compliance waivers for its bank agreement; the Company's ability to realize adequate proceeds from the sale of stores; the availability of grounds for the de-registration of its common stock and the suspension of SEC periodic reporting obligations; whether the Company will be required to file for protection from its creditors under the federal bankruptcy laws; and other factors disclosed in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2000.

Contact:

                               Alan M. Jacobs
                               c/o AMJ Advisors LLC
                               999 Central Avenue
                               Suite 208
                               Woodmere, New York  11588
                               Telephone:        (516) 295-0627
                               Facsimile:        (212) 937-2300